United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPESION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                Commission File Number 000-26043

                          GlobalNet Financial.com, Inc.
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             (Exact Name of Registrant as specified in its charter)

33  Glasshouse  Street,  London,  W1B  5DG,  United  Kingdom.   +44.207.851.8100
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  (Address,         including zip code, and telephone number, including area
                    code, of registrant's principal execute offices)

                    Common Stock, $0.001 par value per share
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            (Title of each class of securities covered by this Form)

None
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(Title                  of all other classes of securities for which a duty to
                        file reports under section 13(a) or 15(d) remains)


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Please place an X in the box(es) to designate the appropriate provision(s)
relied upon to terminate or suspend the duty to file reports:

Rule 12g-4 (a) (1) (i)         [ x ]      Rule 12h-3 (b) (1) (i)        [ x ]
Rule 12g-4 (a) (1) (ii)        [   ]      Rule 12h-3 (b) (1) (ii)       [   ]
Rule 12g-4 (a) (2) (i)         [   ]      Rule 12h-3 (b) (2) (i)        [   ]
Rule 12g-4 (a) (2) (ii)        [   ]      Rule 12h-3 (b) (2) (ii)       [   ]
                                          Rule 15d-6                    [   ]

Approximate number of holders of record as of the certification or notice date:
One (1)
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
GlobalNet Financial.com, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    November 6, 2001                   By:      /s/ Charles Berry
                                                     -----------------
                                            Name:    Charles Berry
                                            Title:   Secretary